EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-118647, No. 333-48969 and No. 333-24621 of Health Net, Inc. (the “Company”) on Form S-8 of our report dated June 18, 2010, appearing on this Annual Report on Form 11-K of the Health Net, Inc. 401(k) Savings Plan for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE, LLP
Los Angeles, California June 18, 2010